Exhibit 10.5

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement is made between Dwayne Sigler (“Employee”) and ClubCorp USA, Inc. (the “Employer”).  Employee, in return for and in consideration of the promises, payments and agreements Employer makes in this Agreement, and Employer, in return for and in consideration of the promises and agreements Employee makes in this Agreement, each agree to the following:

1.                                       Last Day of Employment and Final Paycheck.

Employee’s employment with Employer will end on December 21, 2010 (the “Triggering Termination Date”).  Employer will issue Employee a final paycheck through the Triggering Termination Date in accordance with applicable laws and to be comprised of the following less applicable federal, state, and local withholdings:

(1)          Wages earned through the Triggering Termination Date.

(2)          Earned and/or accrued but unused vacation pay as of the Triggering Termination Date.

2.                                       Severance Payments and other Consideration.

A.                                   In consideration for Employee’s promises, covenants, agreements, and releases set forth in this Agreement, Employer agrees that beginning on the next regular payroll date following Employee’s execution of this Agreement and the expiration of the revocation period described in Section 9.C. of this Agreement, Employer shall continue to pay Employee his biweekly wages based on his current “Base Pay” in accordance with Employer’s normal payroll periods (the “Severance Payments”) for a minimum of two (2) months and up to a maximum of nine (9) months. The Severance Payments made to Employee shall be subject to federal, state and local tax and other required withholdings.  While receiving the Severance Payments, should Employee secure full-time employment (defined as thirty [30] or more hours a week on average), or a consulting arrangement with an assignment lasting more than eight (8) weeks, then the Severance Payments will discontinue as of date Employee secures such employment or consulting arrangement, and Employer’s obligation to pay any additional Severance Payments shall cease as of the date Employee secures such employment or consulting arrangement; provided, however, that Employee shall have received a minimum of two (2) months of Severance Payments hereunder.  Employer may, at its discretion, pay any such remaining minimum amount of Severance Payments in lump sum to Employee.  Employee understands and acknowledges that despite receiving the Severance Payments, Employee shall not be an employee of the Employer nor required to perform any job related duties.

B.                                     Employer will waive its right to seek reimbursement of any portion of the Signing Bonus (as defined in Employee’s offer of employment letter dated December 7, 2009) previously received by Employee.

C.                                     Employee will be granted a “Club Membership” at the Trophy Club Country Club (the “Club”).  The initiation deposit/fee will be waived for the Club.  The Club Membership at the Club will be dues free, cart fees waived, food and beverage purchases will be discounted by fifty percent (50%), and Employee shall be permitted to invite up to three (3) guests without paying the guest rate. There are no other discounts associated with the Club Membership.  The Club Membership shall run for two (2) years after the Triggering Termination Date, unless otherwise terminated as provided for in this Section. Employee may not transfer, sell, pledge or encumber the Club Membership.   Employee must abide by all rules, regulations, and policies and otherwise pay all charges in a timely manner with the understanding that Club may terminate Employee’s Club Membership without the need for any grievance committee hearing in the event Employee does not abide by such requirements.

D.                                    Employee will be granted “Associate Club — Z Card” privileges for twelve (12) months following the Triggering Termination Date.  Employee is responsible for all charges incurred, which must be paid when due to retain Associate Club privileges.  Employee will be subject to all rules and regulations associated with Associate Club privileges.

3.                                       Other Benefits.

A.                                   Employee’s Group Term Life/Accidental Death & Dismemberment, Long Term Disability, or Supplemental Term coverage(s), if any, will end as of the Triggering Termination Date.  If Employee chooses to convert his current coverage, Employee must do so within 31 days from the Triggering Termination Date.  Employee may contact the People Strategy Support Center (1-800-800-4615) for details about the conversion. Employee will be responsible for paying premiums and conversion costs. This is the only notice Employee will receive regarding his conversion rights.

B.                                     Vested benefits, if any, under the ClubCorp Individual Investment Plan and Trust will be provided in accordance with the terms of the relevant plan document; provided, however, Employee agrees and acknowledges that Employee may not make further contributions to any such plans after the Triggering Termination Date.

C.                                     If eligible, Employee shall have the right to elect continuation of existing participation in the Employer-sponsored group health benefit plans, at Employee’s expense, under the federal law known as “COBRA”.

4.                                       Employee’s Promises to Employer.

A.                                   Upon the Triggering Termination Date, Employee will pay any money Employee owes Employer and will promptly return all of the Employer’s property, including without limitation keys, credit cards and computers.

B.                                     Employee agrees that he will not directly or indirectly disclose, divulge, communicate or use any confidential or proprietary information related to the business activities of the Employer or any of the Releasees.

C.                                     For a period of one year following the Triggering Termination Date, Employee agrees not to directly, on his own behalf or on behalf or in conjunction with another person or third party entity, recruit or solicit for hire any employees of Employer or the Releasees who have been employed during the sixty (60) days preceding the Triggering Termination Date or otherwise induce such employees to terminate their employment with Employer or any of the Releasees.

D.                                    Employee agrees not make any disparaging remarks regarding Employer or any of the Releasees.  If asked about the status or outcome of any dispute Employee has or had with Employer, Employee may reply that there are currently no disputes.

E.                                      Employee agrees to actively seek new employment and promptly notify Employer upon accepting any offer of employment or consulting arrangement.

5.                                       Employee’s Release of All Claims.

A.                                   In exchange for the payments and benefits described in Section 2 of this Agreement, which Employee acknowledges and agrees Employee is not otherwise entitled to, Employee releases All Claims (as defined in Section 5.B) Employee has against Employer and the other Releasees (as defined in Section 5.C) on the date Employee signs this Agreement, whether such claims are known or unknown to Employee, in return for Employer paying the payments and benefits described in this Agreement.

B.                                     The phrase “All Claims” in this Agreement is defined to mean any and all past or present claims, causes of action, rights, demands, damages, costs and compensation of any nature whatsoever, whether for compensatory damages, actual damages or punitive damages, whether in tort, in contract, in equity, at law or under statute, and whether now known or unknown, and whether foreseen or unforeseen, that arose from or during the employment relationship between Employee and Employer.

Nothing in this Agreement releases: (i) vested benefits, if any, Employee accrued under the Individual Investment Plan and Trust during employment with Employer; (ii) any workers compensation rights Employee may have; (iii) any rights, if any, that Employee may have to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iv) Employee’s right, if eligible, to elect continuation of existing participation in the Employer-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state counterpart law; (v) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (vi) any wrongful act or omission occurring after the date Employee signs this Agreement or the Triggering Termination Date, whichever is later.

C.                                     In consideration of the Severance Payments and other consideration described in Section 2, the adequacy and sufficiency of which Employee acknowledges, Employee, on his own behalf and on behalf of his agents, attorneys, affiliates, assigns and heirs, does hereby fully and completely release, discharge and acquit Employer, its parent, subsidiaries, and affiliates and their respective agents, successors, predecessors, present and former officers, directors, shareholders, servants, employees, members, representatives, general partners, limited partners, assigns and attorneys, and all other related persons or entities, whether named herein or not (all the foregoing who are being released in this Agreement are referred to collectively in this Agreement as “Releasees”), from all Claims that Employee may have, or allege to have, arising out of, or in any way relating to:

(i)                                     Employee’s employment with Employer or any Releasee, including without limitation the ending or termination of his employment with Employer, his position as an officer with any Releasee, and any applicable compensatory arrangements with Employer or any Releasee;

(ii)                                  All actions or omissions of Employer or any other Releasee during Employee’s employment through and including the date this Agreement is executed;

(iii)                               Any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination from employment; termination in violation of public policy; discrimination, breach of contract, both express and implied; promissory estoppel; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy and conversion;

(iv)                              Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Restraining Notification Act; the Family and Medical Leave Act and the Fair Credit Reporting Act;

(v)                                 Any and all claims for violation of the federal, or any state constitution;

(vi)                              Any and all claims arising out of any other laws or regulations relating to employment or employment discrimination; and

(vii)                           Any and all claims for attorney fees and costs for any action brought by Employee in connection with any of the foregoing claims.

Employee expressly understands and agrees that the payments and benefits described in this Agreement are in lieu of any and all other amounts to which Employee may be entitled or may become entitled to receive from Employer or any Releasee upon any claim whatsoever and, without limiting the generality of foregoing, Employee expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, paid leave, sabbatical pay, interest, tax gross-up amounts, bonuses, contributions to or vesting in any incentive, compensation or employee benefit arrangements, damages, accrued vacation, accrued sick leave, medical, benefits, accidental death and dismemberment coverage, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs, except as are expressly provided for in this Agreement.  Except as are expressly provided for in this Agreement, Employee understands and agrees that Employee will not be eligible for or entitled to any other amounts under any bonus plan, incentive plan, or any other severance arrangement or plan document, as in effect from time to time.

D.                                    It is the intention of Employee and Employer as expressed in this Agreement that Employee hereby releases, discharges, waives, relinquishes and covenants not to sue Employer and the other Releasees with respect to All Claims, whether on his own behalf or on behalf of third parties acting by, through or under him.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint with, or testifying, assisting or participating in investigations, proceedings or hearings conducted by the Equal Employment Opportunity Commission or comparable state or federal agency.

6.                                       No Liability Claimed.

Employee agrees that the execution of this Agreement and Employer’s performance of the consideration called for in this Agreement does not mean that either admits any liability to the other.  Both Employee and Employer agree this Agreement is a compromise of disputed claims, if any.  Employer and each of the other Releasees strictly deny they are liable to Employee, and Employee strictly denies Employee is liable to Employer or any other Releasees.

7.                                       Confidentiality.

Employee (for Employee as well as his spouse, agents and attorneys) promises and agrees not to offer any statements, press or media releases commenting on the terms of this Agreement. Employee further promises to take all reasonable steps to ensure the terms of this Agreement and even the existence of this Agreement will remain completely confidential (excluding communications as necessary with Employee’s spouse or tax preparer, provided they each also agree to these confidentiality provisions).  Nothing in this Section 7, or any other provision of this Agreement, is intended to prevent or prohibit Employee from (i) providing information regarding Employee’s former employment relationship with Employer, to the extent required by law or legal process; or (ii) cooperating, participating or assisting in any government entity investigation or proceeding, to the extent required by law or legal process.  Employee understands and acknowledges that Employer would not have entered into this Agreement if not for Employee’s agreement to the provisions of this Section 7.

8.                                       Employee Representations.

Employee hereby represents that Employee has not filed any action, complaint, charge, grievance or arbitration, or initiated any proceeding whatsoever, against Employer.

9.                                       Acknowledgement of Waiver of Claims Under ADEA

A.                                   Employee acknowledges that he is waiving and releasing any rights that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and Employer agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement.  Employees acknowledge that the consideration given for this Agreement is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that he has been advised by this writing that: (i) Employee should consult with an attorney prior to executing this Agreement; (ii) Employee has up to twenty-one (21) days within which to consider this Agreement; and (iii) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  If Employee has not returned the signed Agreement within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time.

B.                                     If Employee signs this Agreement less than twenty-one (21) days after receiving it, he does so knowingly and voluntarily, and waives any right he might have under the Age Discrimination in Employment Act, as amended, to the full twenty-one (21) days to consider this Agreement.

C.                                     Employee understands that he has the right to revoke this Agreement in writing with respect to any age discrimination claims within seven (7) days of the date he signs it, by sending written notice of said revocation to Employer within said seven (7) day period, to the attention of the Employer’s human resources representative, and that if Employee revokes this Agreement, he will not be entitled to any payments from Employer or Releasees under this Agreement.  Employee further understands that this Agreement, including the ADEA waiver, shall not be effective until the seven (7) day revocation period has expired.

10.                                 Review of Agreement; Consultation with Attorney:  Employee acknowledges and certifies that he:

(a)                                  Has read and fully understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b)                                  Has had a reasonable period of time to consider this Agreement;

(c)                                  Is signing this Agreement knowingly and voluntarily;

(d)                                  Has had the right to consider the terms of this Agreement during a twenty-one (21) day review period, and understands that if fewer than twenty-one (21) days were used to review this Agreement, Employee hereby waives any and all rights to the balance of the review period; and

(e)                                  Has the right to revoke this Agreement within seven (7) days after signing it by notifying Employer in writing and delivery to the Employer’s human resources representative.

11.                                 Additional Important Understandings, Agreements and Promises:

A.                                   Employee is a Management Member as defined in and pursuant to that certain Amended and Restated Limited Liability Company Agreement of Fillmore CCA Investment, LLC dated as of February 5, 2007 and subsequently amended (collectively the “LLC Agreement”).   Employee acknowledges and agrees that in connection with Employee’s termination of employment, all Class B Units (as defined in the LLC Agreement) held by Employee as a Management Member are forfeited in accordance with the LLC Agreement.

B.                                     Employee acknowledges that at all times during the discussions regarding the termination of his employment relationship and at all times regarding the negotiation of the terms and conditions included in this

Agreement, Employee has had the right to consult an attorney of Employee’s choice and that Employee has been informed by Employer that Employee should consult with an attorney prior to signing this Agreement.

C.                                     Employee acknowledges that if Employee breaches any of his promises or covenants contained in this Agreement, including without limitation his promises made in Section 4 of this Agreement, Employer will not have an adequate remedy in law and accordingly Employer may, at its discretion, discontinue the Severance Payments and Employee shall forfeit all rights to receive any further Severance Payments, subject to Employee receiving a minimum of one (1) month of Severance Payments hereunder, and Employee shall further forfeit all rights under Sections 2.B. and 2.C. of this Agreement..  Employer may, at its discretion, pay any such remaining minimum amount of Severance Payments in lump sum to Employee.

D.                                    In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide all of the Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of Employer and Employee in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

E.                                      This Agreement shall be construed and interpreted in accordance with the laws of the State of  Texas and shall be binding on Employee’s representatives, successors, heirs and assigns, if any, as well as the Releasees and their representatives, successors, heirs and assigns, if any.  To the fullest extent permitted by law, Employee and Employer waive any rights to demand a trial by jury with respect to any dispute related to or arising out of this Agreement.  In any action for breach of this Agreement or to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable costs of suit, including reasonable attorneys’ fees.

EMPLOYEE:		EMPLOYER:

/s/ Dwayne Sigler		/s/ Curt McClellan
Employee’s Signature	Date 12/21/10	Employer’s Signature	Date 12/21/10
		By:	Curt McClellan
		Its:	Chief Financial Officer